UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2026 (February 6, 2026)

CAPITAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-38671	52-2083046
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)
2275 Research Boulevard, Suite 600, Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)
(301) 468-8848
Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	CBNK	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 6, 2026, Capital Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Capital Bank, N.A. (the “Bank”) entered into a new employment agreement (the “Employment Agreement”) with Steven M. Poynot as President and Chief Executive Officer of the Bank and Chief Operating Officer of the Company. The Employment Agreement supersedes Mr. Poynot’s prior employment agreement with the Company and the Bank, dated October 11, 2022 as amended on April 13, 2023 and May 5, 2025.

The Employment Agreement provides for an initial term commencing on January 1, 2026 and continuing through December 31, 2028, subject to automatic renewals for an additional year each year thereafter, unless any party provides written notice of non-renewal at least six months in advance of the end of the anniversary date (December 31st each year beginning in 2028).

Pursuant to the Employment Agreement, Mr. Poynot is entitled to an annual base salary of $455,000 and subject to annual review by the Compensation Committee of the Company’s Board of Directors (the “Board”) for a possible increase, but not a decrease. The Employment Agreement further provides that Mr. Poynot is eligible to receive (i) annual incentive compensation up to 100% of his base salary, which incentive compensation shall be paid 40% in the form of restricted stock units (which will be subject to transferability restrictions and 3 year vesting restrictions) and 60% in cash (the “Annual Incentive Award”), subject to annual review by the Board, and (ii) an annual stock award grant up to 30% of his base salary, which stock award shall be paid 50% in the form of stock options and 50% in the form of restricted stock units, subject to vesting over four and three equal annual installments, respectively, beginning on the first anniversary of the date of grant. Mr. Poynot is also eligible to receive benefits under any employee benefit plans made available by the Bank to senior executives including, but not limited to, retirement plans, supplemental retirement plans, medical, disability, life insurance plans, and any other employee benefit plan or arrangement made available by the Company or the Bank in the future to senior executives. In addition, Mr. Poynot will continue to participate in the Bank’s Non-Qualified Deferred Compensation Plan. Mr. Poynot will also receive a $500 per month car allowance.

Mr. Poynot is entitled to certain severance benefits upon the occurrence of an event of termination without cause, if Mr. Poynot resigns for good reason, an event of termination as a result of a change in control, or an event of termination without cause or if Mr.Poynot resigns for good reason within one year following a change in control of the Company, in each case as outlined and defined in the Employment Agreement. Following an event of termination without cause or a resignation for good reason within one year following a change in control of the Company, the Bank shall pay Mr. Poynot in one lump sum as severance an aggregate amount equal to (i) 24 months of his base salary plus (ii) the cash portion of one year’s target Annual Incentive Award plus (iii) an amount equal to 24 months of health insurance premiums, at the current Company premium amount for the current elected coverage level at the time of the date of termination. Additionally, Mr. Poynot would be entitled to any earned but unpaid incentive compensation for a prior completed calendar year and acceleration of vesting of outstanding compensatory equity awards.

The payment of all such severance amounts and benefits is contingent upon Mr. Poynot’s timely execution, and non-revocation of, a severance and release agreement in a form provided by the Bank, and the continued observance of all post-termination obligations for the periods described in the Employment Agreement.
Under the Employment Agreement, Mr. Poynot has also agreed to be bound by certain confidentiality and non-solicitation provisions.

The foregoing description of Mr. Poynot’s Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits: The following exhibits are filed as part of this report:
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Exhibit No.	Description

10.1	Employment Agreement, dated February 6, 2026, between Capital Bank, N.A., Capital Bancorp, Inc. and Steven Poynot., Capital Bancorp, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL BANCORP, INC.

Date: February 10, 2026	By: /s/ Jacob Dalaya
Name: Jacob Dalaya
Title: Chief Financial Officer

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